Exhibit 3.2

Execution Version

AMENDMENT NO. 1 TO THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

ENLINK MIDSTREAM GP, LLC

AMENDMENT NO. 1 TO THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ENLINK MIDSTREAM GP, LLC (this “Amendment”), dated as of January 7, 2016, is by and among EnLink Midstream, Inc., a Delaware corporation (the “Member”) and the sole member of EnLink Midstream GP, LLC, a Delaware limited liability company (the “Company”).  Capitalized terms used herein and not otherwise defined shall have their respective meanings as set forth in the Third Amended and Restated Limited Liability Company Agreement of the Company (the “LLC Agreement”).

WHEREAS, pursuant to the terms of that certain Board Representation Agreement, dated as of the date hereof, among the Sole Member, the Company, EnLink Midstream Partners, LP and TPG VII Management, LLC, the Member desires to amend the LLC Agreement as set forth herein.

NOW, THEREFORE, the LLC Agreement is hereby amended as follows:

Section 1.      Amendment.

(a)               Section 5.02 of the LLC Agreement is hereby amended and restated in its entirety as follows:

5.02                Number; Qualification; Tenure.  The number of directors constituting the Board (the “Directors”) shall initially be 11, unless otherwise increased or decreased from time to time by the Member or pursuant to a resolution adopted by the Directors; provided, however, that the number of Directors shall not be less than two.  Except as provided in the next succeeding sentence, each such director shall be elected or approved by the Member and shall serve as a Director of the Company until his or her death or removal from office or until his or her successor is elected and qualified.  One director (the “Investor Designated Director”) shall be elected or approved pursuant to that certain Board Representation Agreement, dated as of January 7, 2015, to which the Company and the Member are parties (the “Board Representation Agreement”) and shall serve until his or her death, resignation or removal from office or until his or her successor is elected and qualified, as provided in the Board Representation Agreement; provided, however, that upon the occurrence of a Designation Right Termination Event (as defined in the Board Representation Agreement), the director then serving as the Investor Designated Director may be removed by, and will resign upon the request of, the Member or the determination of a majority of the other Directors.

As of the date of Amendment No. 1 to this Agreement, the Directors of the Company are Barry E. Davis, John Richels, Thomas L. Mitchell, David A. Hager, Darryl G. Smette, Mary P. Ricciardello, Scott A. Griffiths, Leldon E. Echols, Kyle D. Vann, Tony D. Vaughn and Christopher Ortega.

(b)               Section 5.08 of the LLC Agreement is hereby amended by adding the following proviso at the end of the last sentence of such Section:

; provided, however, that prior to a Designation Right Termination Event (as defined in the Board Representation Agreement) any vacancy by the Investor Designated Director shall be filled only as provided in the Board Representation Agreement.

(c)               Section 5.10 of the LLC Agreement is hereby amended and restated in its entirety as follows:

5.10                Removal.  Any Director or the entire Board may be removed, with or without cause, by the Member; provided, however, until the occurrence of a Designation Right Termination Event (as defined in the Board Representation Agreement), the Investor Designated Director shall be removed only as provided in the Board Representation Agreement.

Section 2.      Ratification of LLC Agreement.  Except as expressly modified and amended herein, all of the terms and conditions of the LLC Agreement shall remain in full force and effect.

Section 3.      Governing Law.  This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

MEMBER:

ENLINK MIDSTREAM, INC.

By:	/s/ Michael J. Garberding
	Name:	Michael J. Garberding
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Amendment No. 1 to Third Amended and Restated Limited Liability Company Agreement of EnLink Midstream GP, LLC]